SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of July 21, 2025 (this "Agreement") is entered into by and among WHITE FOX VENTURES, INC., a Nevada Corporation listed under the symbol AWAW on the OTC PINK (the "Company"), Opportunity Zones Capital, LLC. (the "Seller"), and Mark Jones (“Purchaser”). The parties, intending to be legally bound, hereby agree as follows:

WHEREAS, the Company is authorized to issue: 200,000,000 shares, and the Company 117,589,784 issued and outstanding as at July 21, 2025;

WHEREAS, the Seller and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations promulgated by the United States Securities and Exchange Commission (The “SEC”) under the Securities Act of 1933, and amended (the “1933 Act”);

WHEREAS, the Seller desires to issue and sell to Purchaser upon the terms and conditions set forth herein, and Purchaser desires to purchase from seller Fifty (50) Special 2022 Series A Preferred Stock at par value of $0.0001, in exchange for $475,000, payable in cash at a time to be agreed upon but prior to closing this purchase. The Special 2022 Series A Preferred Stock has (60%) majority voting rights over all classes of stock at all time. Each one (1) of the Special 2022 Series A Preferred Stock is entitled to 20,000,000 votes. Each one (1) of the CONVERTIBLE Special 2022 Series A Preferred Stock is convertible into 20,000,000 shares of the Company’s common stock;

WHEREAS, the 50 Special 2022 Series A preferred shall control one (1) billion votes, each of which is equivalent to the voting powers to each of the issued and outstanding shares of WHITE FOX VENTURES, INC., a Nevada Corporation (the “Shares”)(the “Transaction”);

WHEREAS, the purchase contract/agreement will be deemed effective upon its signing. The closing date and the date of the transfer of the 50 Special 2022 Series A preferred shares, which marks the transfer of control, will occur within 5 days after the purchase price has been completely paid to the seller; and

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Company and Purchaser agree as follows:

1.                         Purchase of the Shares. On the Closing Date, subject to the terms and conditions of this Agreement, Seller hereby agrees to transfer to Purchaser and Purchaser hereby agrees to accept from Seller, the Shares.

2.                         Purchase Price. The Purchase Price for the Shares shall be four hundred and seventy-five thousand ($475,000) dollars (the “Purchase Price”). The Purchase Price shall be payable in cash within 24 months of the execution of this Agreement.

3.                         Payment Terms. The Purchase Price shall be paid to Seller solely from funds raised through the Corporation’s fundraising activities. Specifically, no less than forty percent (=>40%) of all funds raised by the Corporation through such activities shall be allocated toward the payment of the Purchase Price until the full $475,000 is paid to Seller.

4.                         Immediately after the execution of this agreement, Seller shall appoint Purchaser’s nominee to the position of President, Chief Operating Officer, and director of the company. Seller shall retain all voting control of the Company and the authority to oversee the company’s Finance and Administrative functions including sole authority over shares issuance and cancellation.

5.                         Immediately after the closing of this deal as a result of the full payment of the purchase price to Seller, and following the transfer of the 50 Special 2022 Series A preferred shares, current board of directors shall resign and appoint Purchaser as the new chairperson and control director of the company’s board of directors. It is envisaged that a 24-month transition period is sufficient to provide Seller and Buyer with ample time to raise the capital necessary to pay the purchase price to seller and for the parties to become acquainted with the SEC/OTC financial obligations, reporting procedures and compliance requirements applicable to a small filer/reporter like the subject entity.

6.                         Use of all/any Funds Raised During the Transition Period. Until the Seller is fully paid the purchase price of $475,000, all funds raised by the company would be utilized to pay-down the purchase price and to purchase assets solely for the company’s operations. The Company is not permitted to pay salaries to any of its employees, officers or directors until the Seller is fully paid the purchase price. Purchaser shall not issue any share of the Company’s common stocks or preferred stocks to anyone or entity including employees and service-providers, except to use the issuance for acquisition of REVENUE-GENERATING businesses or Common stock issued to raise operating capital through Regulations A or S-1.

a.           Fund-raised shall be distributed as follows: (1) no less than forty percent (=>40%) of all funds raised shall be paid to Seller towards the purchase price; (2) five percent (5%) of all funds raised shall be paid to Seller’s Agent KD as fees-for-services provided; (3) no less than thirty percent (=>30%) of all funds raised shall be devoted to assets/business acquisitions to build AWAW’s balance sheet; and (4) twenty-five percent (25%) of all funds raised shall be retained by Buyer to finance AWAW operations and fundraising activities. Eligible activities to be financed by buyer under this category includes: OTC Market Filing fees for $15,000, Marketing & Public Relations for $30,000, Travel (Investor Meetings, Business Development) for $30,000, Legal & Accounting Fees for $30,000, and other Operating Expenses (Staffing, Admin, Tech, etc.) for $60,000, altogether not to exceed $165,000 during the first 3 months of the fundraising.

7.                         Closing; Closing Date. Subject to the conditions outlined herein, the Closing of the Transaction, which signifies the transfer of control to the buyer, shall take place within: (a) 24 months from the date of agreement execution, and (b) 5 days after the seller receives full payment of the purchase price. The exact location for the Closing will be determined by mutual agreement between the parties involved. Upon the seller's receipt of the full Purchase Price, the Company will deliver to the Purchaser the necessary documents that confirm ownership of the Shares, either to the Purchaser directly or to its nominees.

8.                         After the execution of this agreement, and until the Seller is fully paid the purchase price, Seller shall retain the authority and responsibilities for ensuring that AWAW maintain compliance with all the State, OTC, or/and SEC filings and reporting requirements.

9.                         24 Months Transition Period. Both parties hereby represent and warrant that for the 24-month period following the execution of this agreement, any business or assets acquired with funds raised in the name of AWAW shall be recorded and maintained on the books of AWAW without regards to the assets/business’ previous ownership. Such assets must be included in AWAW’s monthly consolidation of financial statements. This means that each business/assets/entity are part of the consolidated operations of AWAW throughout the Transition Period. Any funding provided by AWAW to a subsidiary or related entity or acquired business shall be treated as interest-bearing, arm's length loans and accounted for accordingly. The interest rate for each loan shall be prime + 1.50% under all circumstances, without considering the borrower's borrowing capacity due to intercompany considerations. Either party has the right to terminate this agreement during the 24-month transition period, provided that a notice of two months is given to the other party prior to termination.

10.                     Representations and Warranties of Company. Company hereby represents and warrants to Purchaser in the First Closing that the statements contained in the following paragraphs of this Section 10 are all true and correct as of the date of this Agreement and the Closing Date:

a.	Corporate Power. Company has all requisite legal and corporate power to enter into, execute, deliver and perform this Agreement of even date herewith between Company and Purchaser. This Agreement has been duly executed by the Company and constitute the legal, valid and binding obligations of Company, enforceable in accordance with their terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights and (ii) limitations on the enforceability of the indemnification provisions of the Registration Rights Agreement as limited by applicable securities laws.

b.	Authorization.

i.	Corporate Action. All corporate and legal action on the part of Company, its officers, directors and Company’s necessary for the execution and delivery of this Agreement, the AWAW Shares, and the performance of Company's obligations hereunder have been taken.

ii.	Valid Issuance. The Preferred Share(s), when issued in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and encumbrances; provided, however, that the Preferred Share(s), and any securities into which it may be converted, may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein, and as may be required by future changes in such laws.

c.	Government Consent, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or other governmental authority on the part of Company is required in connection with the valid execution and delivery of this Agreement and Note other than, if required, filings or qualifications under the Nevada Securities Act, as amended (the "Nevada Law"), or other applicable blue sky laws, which filings or qualifications, if required, will be timely filed or obtained by Company. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement filed (or incorporated by reference) as an exhibit to the SEC Reports (as defined below).

d.	Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth herein, no registration under the 1933 Act is required for the offer, issuance and sale of the Shares, by the Company to Purchaser as contemplated hereby.

11.	Representations and Warranties by Purchaser. Purchaser represents and warrants to Company as of the Closing Date as follows:

a.	Investment Intent: Authority. This Agreement is made with Purchaser in reliance upon Purchaser's representation to Company, evidenced by Purchaser's execution of this Agreement, that Purchaser is acquiring the Shares for investment for Purchaser's own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Purchaser has the requisite right, power, authority and capacity to enter into and perform this Agreement and the Agreement will constitute a valid and binding obligation upon Purchaser, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

b.	Knowledge and Experience. Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser's prospective investment in the Shares (ii) has the ability to bear the economic risks of Purchaser's prospective investment; (iii) has had all questions which have been asked by Purchaser satisfactorily answered by Company; and (iv) has not been offered the Shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media. Purchaser represents and warrants that it is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act.

c.	Transfer Restrictions. Purchaser covenants that in no event will it sell, transfer or otherwise dispose of any of the Shares other than in conjunction with an effective registration statement for the same under the Securities Act or pursuant to an exemption there from, or in compliance with Rule 144 promulgated under the Securities Act or to a person related to or an entity affiliated with said Purchaser and other than in compliance with the applicable securities regulation laws of any state.

d.	Until the Seller is fully paid the purchase price of $475,000, buyer shall give to Seller (read-only) access to all bank or credit accounts opened in the name of AWAW. This would enable Seller to conduct ONLINE review of transactions, print monthly statements, and perform other read-only functions on such accounts.

e.	The Seller retains voting control of AWAW during the 24 Months transition period. AND Purchaser SHALL NOT under any circumstances attempt to, or issue bonds, notes, or any other securities on the behalf of the Company without written authorization from Seller, who continues to retain voting control over the Company during the Transition Period.

f.	Distribution of Funds Raised Through Equity or Debt Issuance. The funds raised (the "Funds") shall be distributed in accordance with the following terms:

i.	Payment to Seller. No less than forty percent (40%) of all Funds raised shall be allocated and paid to the Seller as payment toward the purchase price of the transaction contemplated herein.
ii.	Payment to Seller’s Agent. Five percent (5%) of the Funds, not to exceed Twenty-Three Thousand Seven Hundred Fifty Dollars ($23,750), shall be paid to the Seller’s Agent (KD) as compensation for services rendered in connection with the fundraising activities.
iii.	Allocation for Asset/Business Acquisitions. No less than thirty percent (30%) of the Funds shall be allocated and utilized for the acquisition of assets or businesses to enhance the balance sheet of AWAW.
iv.	Retention by Buyer. Twenty-five percent (25%) of the Funds shall be retained by the Buyer to finance AWAW’s ongoing operations and fundraising activities. Eligible activities to be financed by buyer under this category includes: OTC Market Filing fees for $15,000, Marketing & Public Relations for $30,000, Travel (Investor Meetings, Business Development) for $30,000, Legal & Accounting Fees for $30,000, and other Operating Expenses (Staffing, Admin, Tech, etc.) for $60,000, altogether not to exceed $165,000 during the first 3 months of the fundraising.

g.	Effect of Breach. In the event of any breach or violation of Sections [c], [d], [e] or [f] of this Securities Purchase Agreement (the "Agreement"), the following shall occur automatically and without further action:

i.	Invalidation of Agreement. This Agreement shall be deemed null and void in its entirety.
ii.	Rescission of Appointments. The Purchaser’s appointment as an officer and director of AWAW shall be automatically rescinded, and such positions shall immediately revert to the Seller.
iii.	Forfeiture of Consideration. Any consideration previously paid by the Purchaser under this Agreement shall be forfeited, and the Purchaser shall have no right to reclaim or recover such consideration.

h.	Full Payment and Transfer Terms.

i.	Full Payment of Purchase Price. Upon receipt of the full purchase price by the Seller, the Seller shall transfer to the Buyer five (5) Special 2022 Series A Preferred Shares of AWAW (the "Preferred Shares").
ii.	Issuance of Common Stock. In addition to the transfer of the Preferred Shares, and as final consideration for services rendered by the Seller and the Seller’s Agent, the Company shall issue to the Seller shares of the Company’s Common Stock in an amount equal to nine and nine-tenths percent (9.9%) of the total outstanding shares of the Company’s Common Stock as of the date of issuance.

i.	Legends. Company may place the following legends on the Shares and any securities into which it may be converted:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS ("BLUE SKY LAWS"). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT OR AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE Company SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR BLUE SKY LAWS.

12.                      Indemnification of Company. The Purchaser will indemnify and hold Company and its directors, officers, Shareholders, partners, employees and agents (each, a "Company Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that a Company Party may suffer or incur as a result of or relating to the failure of the representations and warranties of the Company to be true and correct.

13.                     Miscellaneous.

a.	Waivers and Amendments. The provisions of this Agreement may only be amended or modified in a writing executed by each of Company and Purchaser. A waiver shall not be effective unless in a writing by the party against whom such waiver is to be enforced.

b.	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions thereof. Any action arising out of this Agreement shall be heard in any court of general jurisdiction in Clark County, Nevada. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

c.	Entire Agreement. This Agreement, the Registration Rights Agreement and the Warrants constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

d.	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

e.	Notices, etc. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt if personally delivered, (ii) three (3) days after being mailed by registered or certified mail, postage prepaid, or (iii) one day after being sent by recognized overnight courier or by facsimile:

If to Purchaser,

Mark Jones

Mableton, GA 30096

If to Seller,

Opportunity Zones Capital, LLC.

9663 SANTA MONICA BLVD, SUITE 813

Beverly Hills, CA 90210

f.	Validity. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

g.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

h.	Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

i.	Remedies. The Purchaser shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

For the Purchaser:

_// Mark A Jones_____________________

By: Mark Jones

For the Seller:

__//Ambrose O Egbuonu_____________________________

By: Opportunity Zones Capital, LLC. / Ambrose O Egbuonu